PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT (the "Agreement") made and entered into as of this 17th day of July, 2002, between THE COLTSVILLE HERITAGE PARK, Inc., a Connecticut corporation having an address at 140 Huyshope Avenue, Hartford, Connecticut 06106 ("Coltsville" or "Owner"), and HOMES FOR AMERICA HOLDINGS, INC., a Nevada corporation having an address at One Odell Plaza, Yonkers, New York 10701 ("Purchaser").

                                    RECITALS:

A. Coltsville is the owner of that certain piece or parcel of land known as the former Colt factory at 36 Huyshope Avenue, 151 Huyshope Avenue, 1-3 Vredendale Avenue and 17 Van Dyke Avenue in the City of Hartford, County of Hartford and State of Connecticut (the "Property"), described more particularly on Exhibit A attached hereto.

B. Purchaser is desirous of purchasing the Property for the consideration and subject to the terms and conditions set forth herein, and Owner has agreed to sell and transfer the Property to Purchaser in accordance with the terms and conditions provided in this Agreement.


                                  AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual promises set forth herein and of the deposit paid by Purchaser to Owner and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Agreement to Sell and Purchase.

Owner hereby agrees to sell and Purchaser agrees to purchase the Property under the terms of this Agreement for the specific and exclusive purpose of development of a mixed-use housing, commercial, retail, and entertainment complex, while preserving certain important historic aspects, to the extent such preservation is commercially practicable.

2.   Payments.

(a) In consideration for this Agreement, Purchaser shall pay Owner a deposit of $10,000.00 upon execution of this Agreement, to be applied toward the Purchase Price (defined below) or retained by Owner as liquidated damages under the circumstances set forth herein, as appropriate.

(b) The purchase price for Purchaser's purchase of fee title to the Property shall be the deposit in Section 2(a) above plus assumption of the Liabilities (hereinafter defined) (the "Purchase Price"). All payments made to the Owner as deposits during the term hereof shall be credited toward the Purchase Price in the event of a closing. In no event shall any portion of any deposit be credited, rebated or returned to Purchaser in the event Purchaser fails to close its purchase of the Property, provided such failure is not a result of Owner's failure to close.

(c) The balance of the Purchase Price shall be paid at closing, subject to adjustment for prorations as provided herein, by cash, certified or bank cashier's check or via federal wire transfer in immediately available funds to a bank account designated by Owner, and the Liabilities shall be paid or otherwise discharged by Purchaser pursuant to one or more release or settlement agreements satisfactory to Owner in its discretion.

3.   Closing.

(a) The closing shall take place no later than the first to occur of (i) the date forty-five (45) days after Purchaser obtains commitment for the performance bond and environmental insurance policy described in Section 6(a)(iii) below, and (ii) the date one hundred twenty (120) days after the Effective Date, subject to any extension pursuant to Section 4 below or otherwise mutually agreed to between the parties. The closing shall take place at the office of Pepe & Hazard LLP, Goodwin Square, 225 Asylum Street, Hartford, Connecticut 06103, or such other place as the parties may agree.

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4.   Title to the Property.

(a) Conveyance of the Property. Owner shall convey title to the Property to Purchaser by Quit-Claim Deed (the "Deed"), sufficient to permit a nationally recognized title insurance company to insure that there has been conveyed to Purchaser good and marketable title to the Property, subject to the encumbrances listed on Exhibit B.

(b)  Title Defects.

(i) Purchaser shall conduct, at its own cost and expense, such title search of the Property as it deems necessary to determine the existence of any title defects. No matter shall be construed as a defect in title so long as such matter is not construed as such under the Standards of Title of the Connecticut Bar Association, whenever applicable. Notice of any defect in title shall be given to Owner not later than the date thirty (30) days after the Effective Date. If Purchaser timely notifies Owner of a defect in title to the Property, Owner shall have thirty (30) days (the "Title Cure Period") after receipt of such notice during which Owner may, but shall not be obligated to, remedy the defect(s) specified in Purchaser's notice. Upon the first to occur of (i) Owner's notice to Purchaser of Owner's inability to remedy such defect in title, or (ii) the expiration of the Title Cure Period at a time when Owner shall have failed to remedy any defect in title, Purchaser shall have a period of ten (10) days to elect in writing (the "Purchaser's Election Notice") either (a) to accept that title which Owner is able to convey, or (b) to terminate this Agreement, in which event the Deposit shall be returned to Purchaser, and this Agreement shall thereafter become null and void and all parties hereto shall be released from any liability hereunder, except any liability which expressly survives such termination as set forth in this Agreement. If Purchaser fails to deliver to Owner the Purchaser's Election Notice during such ten (10) day period, then Purchaser shall be deemed to have elected to proceed with its purchase of the Property.

(ii) If Purchaser notifies Owner of its election to accept title with any such defect(s) within such ten (10) day period, then the Closing Date shall be the later of the Closing Date specified in Section 3, or fifteen (15) days after Owner's receipt of the Purchaser's Election Notice.

(iii)If Owner remedies the defect specified in the Purchaser's Election Notice before the expiration of the Title Cure Period, then the Closing Date shall be the later of the Closing Date specified in Section 3 or fifteen (15) days after Owner delivers to Purchaser written notice that such title defect has been remedied.

(c)  Title Modifications

Except as may be necessary to cure any title objections of Purchaser, or to comply with Section 4(b), from the Effective Date hereof to the Closing Seller shall not cause or willingly permit any change in the status of title to the Property or the physical condition of the Property except for customary maintenance and operations or to comply with applicable law. Seller shall not cause or willingly permit any adverse change in the condition of the Property, reasonable wear and tear and damage by fire, other casualty or the elements excepted. Seller shall not enter into any leases or other occupancy agreements with respect to all or any portion of the Property, nor modify or extend any existing lease, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.

(d)  Subsequent Title Review

Purchaser shall have the right to re-examine the title to the Property at Closing and to object to any defects or encumbrances that have been placed of record on the Property subsequent to the date of Purchaser's initial title report (except for customary easements and rights of way established in connection with the subdivision plans or encumbrances which have been caused or approved by Purchaser, which shall be Permitted Exceptions) (such objections being the "Subsequent Objections"). Purchaser shall give Seller written notice of all Subsequent Objections, which notice shall include a photocopy of the recorded document or instrument that is the subject of each Subsequent
Objection.  Seller  shall have a period of thirty  (30) days from its receipt of


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such notice to cure the Subsequent  Objection described in the notice, in such a manner that will allow the title insurance company insuring Purchaser's title to eliminate the Subsequent Objection from its title policy (which cure may take the form of a release or discharge, a bond or indemnity, or any other document or instrument reasonably acceptable to such title insurance company). In the event that Seller fails to cure any such Subsequent Objection within the thirty
(30) day period, then (i) Purchaser may elect to waive the Subsequent Objection and proceed to Closing; or (ii) if Purchaser does not so waive within ten (10) days of the expiration of Seller's 30-day cure period, then either Seller or Purchaser may terminate this Agreement upon written notice to the other and, upon such termination, Seller shall refund the Deposit to Purchaser. The closing date hereunder shall be extended, if necessary, to allow Seller its 30-day cure period and Purchaser its 10-day waiver period in the event that the Subsequent Objection is delivered to Seller less than forty (40) days prior to the scheduled closing date.

5.   Condition of Property and Right of Inspection.

(a) Excepting only the express representation and warranties of Owner set forth herein, Purchaser agrees that the Property will be conveyed "AS IS", without any covenant, representation or warranty of any kind or nature whatsoever, express or implied, and Purchaser is relying solely on Purchaser's own due diligence with respect thereto. The provisions of this paragraph shall survive Owner's delivery of the deed to the Property to Purchaser.

(b) Owner agrees that Purchaser and Purchaser's authorized representatives or agents shall, during the term of this Agreement, have the right to enter upon the Property upon reasonable notice for the purposes of surveying, preparing engineering and environmental data, photographing, filming, and conducting all other investigations, measurements and tests as Purchaser shall reasonably deem necessary. Purchaser shall provide Owner with the results of any and all such investigations, measurements, and tests within three (3) business days of Purchaser's receipt thereof during the term of this Agreement. In the event that this Agreement is terminated prior to Closing, Purchaser shall restore the Property to its condition immediately prior to any such entry (provided that Purchaser in compliance with applicable law will not restore or return to the Property any contaminated materials or otherwise violate environmental requirements). Purchaser or its agents or consultants on its behalf, shall provide Owner with an insurance certificate evidencing comprehensive general liability insurance in an amount not less than One Million Dollars ($1,000,000.00) with a contractual liability endorsement insuring Purchaser's indemnity obligations hereunder and naming Owner as an additional insured.

(c) Purchaser shall indemnify and hold Owner harmless from any and all damages, losses, liabilities, and expenses (including without limitation, reasonable attorney's fees) incurred as the result of any inspection, test and/or assessment done by Purchaser or any of its employees, agents or contractors pursuant to this paragraph, or any injury or damage to the Property resulting from such inspections, or any act or negligence of the individual or entity performing or involved in such inspection; it being understood and agreed, however, that Purchaser's indemnity under this paragraph shall not be deemed to include damages, losses, liabilities, and expenses resulting from previously existing conditions at the Property which are discovered by any inspection, test, and/or assessment done by or on behalf of Purchaser. The indemnification contained in this paragraph shall survive the expiration and/or termination of this Agreement or the closing of title.

6.   Conditions to Closing and Assumption of Liabilities.

(a) As a part of the consideration due to Owner for the Purchaser's purchase of the Property, Purchaser agrees to assume responsibility for, or obtain releases and/or other forms of discharge (as appropriate) for each of the matters (collectively, the "Liabilities") set forth below, pursuant to documentation reasonably satisfactory to Owner:

(i) Purchaser shall agree to develop the Property in a manner substantially consistent with the Business Plan listed on Exhibit C hereto (the "Business Plan"). Purchaser acknowledges receipt of a copy of the Business Plan, and acknowledges that Owner would not have agreed to sell the Property to Purchaser in the absence of Purchaser's commitment to develop the Property generally in accordance therewith. In the event that Owner determines that


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     Purchaser's development of the Property is not generally in accordance with the Business Plan, Owner shall have the right to seek specific performance of the Business Plan by Purchaser through any legal means available, including without limitation injunctive relief. Purchaser shall have the right, with notice to Owner, to seek and enter into modifications or amendments to the Business Plan from the third parties and governmental agencies or authorities exercising jurisdiction over the Property provided that such modifications or amendments do not materially adversely affect Owner's obligations or liabilities under the Business Plan.

(ii) Purchaser agrees to remediate existing environmental contamination at the Property in accordance with the remediation action plan listed on Exhibit D hereto (the "RAP"). In the event that Owner determines that Purchaser's remediation of the Property is not substantially in accordance with the RAP, Owner shall have the right to seek specific performance of the RAP by Purchaser through any legal means available, including without limitation injunctive relief. Purchaser shall have the right, with notice to Owner, to seek and enter into modifications or amendments to the RAP from the third parties and governmental agencies or authorities exercising jurisdiction over the Property provided that such modifications or amendments do not materially adversely affect Owner's obligations or liabilities under the RAP.

(iii)Purchaser shall deliver to Owner at closing security for Purchaser's responsibilities and liabilities under the RAP in the form of a performance bond and environmental insurance policy in form and content acceptable to Owner ensuring that (1) the RAP shall be completed, and (2) any and all environmental remediation expense in excess of a stated deductible shall be paid by the surety or environmental insurer. The deductible and all other terms and conditions of the bond and/or policy, as applicable, shall be subject to the prior review and approval of Owner.

(iv) Purchaser shall assume all of Owner's existing liabilities in relation to the Property including but not limited to those listed on Exhibit E (the "Pending Claims"), and agrees to obtain discharge substantially in the form attached as Exhibit F for the Pending Claims. At Purchaser's election, Owner and Purchaser shall enter into an escrow agreement (the "Claims Escrow") at closing pursuant to which Purchaser shall deposit the full amount of each of the Pending Claims into escrow with Owner's counsel or a title insurance company as escrow agent. In the event that Purchaser is unable to secure a full release of each of the Pending Claims pursuant to a written release agreement acceptable to Owner within 120 days after the closing date, Owner may direct the escrow agent to release the escrow funds to pay and obtain releases for the Pending Claims not then released.

(v) Purchaser shall assume and agree to pay or otherwise obtain discharge for all existing real property taxes and assessments with respect to the Property, including delinquent taxes, surcharges, interest and lien fees, together with any and all taxes, assessments or other charges levied against the Property by the municipality or any quasi-municipal authority.

(vi) Purchaser shall assume the existing mortgage listed on Exhibit B attached hereto and shall agree to pay all amounts now or hereafter due thereunder.

(b) The obligation of Purchaser to close hereunder is subject to the satisfaction, at or prior to Closing, of each of the following conditions, any of which may be waived, in whole or in part, in writing by Purchaser at or prior to Closing:

(i) Representations and Warranties. The representations and warranties of Seller set forth herein shall be true and correct in all material respects.

(ii) Title. Title to the Property shall be as required by Section 4 above.

(iii)No Adverse Matters. No material portion of the Property shall have been adversely affected in excess of a value of Five Hundred Thousand Dollars ($500,000.00) as a result of earthquake, disaster, any action by governmental authority, flood, riot, civil disturbance, or act of God or public enemy.

(iv) Feasibility Period. In the event that Purchaser is not satisfied, in its sole and unreviewable judgment and discretion, with the feasibility of Purchaser's acquisition, financing, and ownership of the Property, Purchaser shall have the right to terminate this Agreement on or before the


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     date  sixty (60) days after the  Effective  Date,  for any reason or for no reason, within its sole discretion (that period being the "Feasibility Period"). Unless Purchaser provides written notice to the contrary to Seller during that Feasibility Period, Purchaser shall be deemed not to have exercised its right to terminate. Upon any such termination Purchaser shall return to Seller all items received by Purchaser pursuant to this
     Agreement  (including  without  limitation  all  Property-related   reports
     produced by or at the request of Purchaser) and the parties hereto shall be released from further obligation or liability hereunder (except for Purchaser's indemnification obligation under Section 5 above).

(v) Bond and Environmental Insurance. Purchaser shall have obtained after diligent application the performance bond and environmental insurance policy described in Section 6(a)(iii) above not later than the date One Hundred Twenty (120) days after the Effective Date.

7.   Representations and Warranties.

(a) Owner represents and warrants, to the best of its information and belief presently and as of the Closing Date, that:

(i) Owner has full power, and authority to make, execute, deliver and perform this Agreement, and to lease or sell and convey the Property in accordance with the terms and provisions of this Agreement and this Agreement, when executed and delivered by Owner, will constitute the valid and binding agreement of Owner, enforceable against it in accordance with the terms hereof.

(ii) Exhibit D attached hereto and made a part hereof is a complete copy of the RAP and a list of all environmental reports, studies, assessments or data of any kind relating to the Property of which Owner is aware (collectively, the "Environmental Reports") and Owner has provided Purchaser with access to complete and accurate copies of the Environmental Reports that Owner has in its possession. Owner will provide Purchaser with complete and accurate copies of any additional environmental reports, studies, assessments or data of any kind relating to the Property of which Owner becomes aware promptly after its receipt of any such reports, studies, assessments or data.

(iii)Other than those indicated in the Environmental Reports, Owner has not received any notice from any agency (local, state or federal) with respect to the existence of any hazardous materials or environmental contaminants on the Property or on any adjacent property or any notice of any claim or lien against the Property resulting from the removal or clean-up of any hazardous materials or environmental contaminants on the Property or on any adjacent property by any such agency.

(iv) Other than those indicated in the Environmental Reports, Owner has no knowledge of the existence or potential existence of any hazardous materials or environmental contaminants at the Property.

(v) Other than those indicated in the Environmental Reports, Owner has no knowledge of the existence of any "underground storage facilities" at the Property as defined in Section 22a-449 (d)-(I), as amended, of the Administrative Regulations of Connecticut State Agencies entitled "State of Connecticut Regulations for Control of Nonresidential Underground Storage and Handling of Oil and Petroleum Liquids".

(vi) Other than those indicated in the Environmental Reports, Owner has no knowledge of the existence of any underground storage facilities at the Property for any use.

(vii)If a Transfer Act filing is required pursuant to Connecticut General Statutes Section 22a-134 et seq. as a condition of the sale of the Property, then Purchaser agrees to execute and file with the Connecticut Department of Environmental Protection an appropriate filing. All liability and fees relating to the filing of such form shall be the responsibility of Purchaser and shall be paid in accordance with the statutory requirements.

(viii) Owner has not received any notice of, nor does Owner have any actual knowledge of, any pending or threatened lawsuits or arbitration, including condemnation suits, claims or alleged violations of any municipal, county, state or federal laws, rules or regulations, or the rules or regulations of any other governmental bodies or agencies relative to the Property or


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     Owner's execution or performance of this Agreement,  other than any pending eviction actions brought by Owner against any Property tenants for default. So long as this Agreement remains in effect, Owner shall immediately give Purchaser written notice of the commencement of any lawsuit, the discovery of any pending lawsuit, or any claim relating to the Property.

(ix) Owner shall proceed promptly and with all due diligence to meet the requirements for its sale of the Property as set forth in this Agreement. Owner shall maintain the Property in its current condition prior to the closing, subject to the terms of Section 12 hereof regarding casualty or condemnation.

(x) Exhibit E attached hereto and made a part hereof is a complete list of the Pending Claims to be assumed by Purchaser at Closing.

(xi) Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code, and Seller shall execute an affidavit to such effect in the form to be provided by Purchaser. Seller shall indemnify Purchaser and its agents against any liability or cost, including reasonable attorneys' fees, in the event that this representation is false or Seller fails to execute such affidavit at Closing hereunder.

(b) Purchaser represents and warrants presently and as of the Closing Date that Purchaser is a corporation duly organized, validly existing and in good standing in the State of Nevada, has the full right, power and authority to make, execute, deliver and perform this Agreement, and to buy or lease the Property in accordance with the terms and provisions of this Agreement and this Agreement, when executed and delivered by Purchaser, will constitute the valid and binding agreement of Purchaser enforceable against it in accordance with the terms hereof.

(c) The representations and warranties set forth in this Agreement shall not be merged into the delivery of the Quitclaim Deed and the transfer and conveyance of the Property to the Purchaser, but shall survive the closing for a period of one (1) year from the Closing Date.

8.   Real Estate Brokerage Commission.

The parties warrant and represent that except for International Business & Realty Consultants, L.L.C. ("IBRC") there are no real estate brokers involved in this transaction, and each agrees to indemnify and hold the other harmless against the claim of any broker or agent for a commission due by reason of the sale contemplated herein where it is alleged that such broker or agent dealt with the indemnifying party in connection with this transaction. The representations and warranties in this paragraph shall survive the closing or termination of this Agreement. Purchaser shall pay IBRC a commission of Two Hundred Thousand Dollars ($200,000.00) subject to the terms of a separate agreement, holding Seller harmless therefrom.

9.   Defaults and Remedies.

(a) Each of the following events shall constitute a default by Purchaser under this Agreement:

(i)  the dissolution of Purchaser as an entity,  if not corrected  within thirty
     (30) days of Owner's written notice with respect thereto;

(ii) Purchaser's insolvency as evidenced by a bankruptcy filing by Purchaser, or a filing against Purchaser which is not dismissed or stayed by the bankruptcy court within ninety (90) days of such filing;

(iii)Purchaser's failure to pay the Deposit, Purchase Price balance or any other amount due hereunder within five (5) business days of receipt of written notice from Owner of such failure; and

(iv) Purchaser's failure to cure or correct any other breach of or non-compliance with its obligations under this Agreement within thirty (30) days of receipt of Owner's written notice regarding such breach or non-compliance; provided that if the breach or default cannot be reasonably corrected within thirty (30) days, then failure of Purchaser to promptly initiate and diligently prosecute to completion such cure or correction.

(b) Any claim either party might have against the other against, whether for, related to, or arising from, nonperformance, default, breach of this


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     Agreement,  breach of a  representation,  warranty or  covenant,  breach of duty, failure to meet the development schedule, or otherwise, will first be made in writing, addressed to the other party in accordance with Section 11 of this Agreement. The party receiving notice will have forty-five (45) days to cure or otherwise respond to the noticed claim. Upon expiration of the forty-five day period, either party may refer the matter to binding arbitration (the "Arbitration Referral"), governed by the Commercial Rules of the American Arbitration Association then in effect, before an American
     Arbitration   Association   arbitrator  (the   "Arbitrator")  in  Hartford,
     Connecticut. The parties further agree that the Arbitrator shall award the costs of the arbitration, including actual attorneys' fees, to the substantially prevailing party.

(c) In the event of any default hereunder by Purchaser, Owner shall be entitled to collect and retain any Deposit paid to Owner or then due and payable hereunder as of the date of such default. In addition, Owner shall receive and retain ownership of any existing development plans for the Property, and Purchaser agrees to cooperate fully in whatever manner is appropriate and necessary to transfer ownership and possession of such development plans to Owner.

10.  Documents at Closing.

(a) The parties' obligations hereunder shall be subject to the satisfaction at or before the closing, if applicable, of each of the following conditions:

(i) Owner shall deliver a quit claim deed, duly executed and acknowledged by Owner, conveying to Purchaser fee title to the Property, subject only to the encumbrances set forth herein in Exhibit B.

(ii) The representations and warranties made by the parties in this Agreement shall be true and correct on the date of this Agreement and shall be true and correct on the Closing Date with the same effect as though such representations and warranties had been made or given as of such date. Additionally, the parties shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with prior to the closing.

(iii)Ten (10) days before closing, Purchaser shall deliver to Owner releases and, if applicable, mechanics' lien waivers, duly executed and acknowledged in form and substance reasonably satisfactory to Owner, showing the Pending Claims have been settled.

(iv) Owner shall furnish to Purchaser an affidavit that Owner is not a "foreign person" as defined by the Foreign Interests in Real Property Tax Act.

(v) Owner shall deliver any additional documents which may be reasonably required by Purchaser or its title insurer.

(vi) Purchaser shall execute and deliver such documents as are reasonably necessary to document and evidence its assumption of the Liabilities pursuant to Section 6 hereof, including without limitation a business plan agreement, remediation plan agreement, assumption of note and mortgage and such other documents or instruments as Owner or any governmental agency or other third party to such agreements shall reasonably require.

11.  Notices.

All notices or communications which are required or desired to be given or made hereunder shall be sufficiently given or made if delivered by hand, or by certified or registered mail, return receipt requested, or by receipted overnight mail service or by acknowledged facsimile transmission, to the party for whom intended at the address of such party as follows (or such other address designated in accordance with this notice provision):

To Owner:               The Coltsville Heritage Park, Inc.
                        151 Huyshope Road
                        Hartford, Connecticut 06106
                        Attn: John R. Mayo, President

With a copy to:         Pepe & Hazard LLP
                        Goodwin Square
                        Hartford, Connecticut 06103
                        Tel:     860.522.5175
                        Fax:     860.522.2796
                        Attn:    Reed D. Rubinstein, Esq.
                                 and Susan M. Orr, Esq.

                                   - Page 7 -

To Purchaser:           Homes for America Holdings, Inc.
                        One Odell Plaza
                        Yonkers, New York 10701
                        Tel:     914.964.3000
                        Fax:     914.964.7034
                        Attn:    Robert A. MacFarlane
                                 Chief Executive Officer

With a copy to:         Daniel G. Hayes, Esq.
                        9324 West Street, Suite 101
                        Manassas, Virginia 20110-5198
                        Tel:     703.368-0707
                        Fax:     703.368.2465

12.  Damage or Destruction of Property; Condemnation.

(a) Upon the occurrence of any casualty or other damage to the Property during the term of this Agreement, Owner shall give prompt notice thereof to Purchaser. In the event more than forty percent (40%) of the Property, other than a portion of the Property that is to be razed or demolished pursuant to the Business Plan, shall be damaged or destroyed, Purchaser, at its option, shall have the right, upon written notice to Owner, to elect to cancel and terminate this Agreement. Upon such termination, neither party shall have any further claim against the other hereunder. In the event Purchaser shall elect not to cancel this Agreement as aforesaid, or in the event such damage or destruction affects less than forty percent (40%) of the Property (excluding that portion or portions of the Property to be razed or demolished pursuant to the Business Plan), and the Property is transferred to Purchaser pursuant to this Agreement, Owner shall assign all of its rights to the proceeds of any insurance policy payable in connection with any such damage to Purchaser.

(b) If all or any portion of the Property is taken under condemnation or eminent domain, or if Owner receives any notice of a prospective taking prior to any Closing Date, Owner shall give prompt notice thereof to Purchaser. In the event such taking will affect more than twenty percent (20%) of the buildings or other structures on the Property, Purchaser may, at its option, cancel this Agreement by giving Owner notice of such cancellation within ten (10) days of receipt of such notice. In the event Purchaser shall elect not to cancel this Agreement as aforesaid, or in the event such taking or prospective taking will not affect more than twenty percent (20%) of the buildings or other structures on the Property, and the Property is transferred to Purchaser pursuant to this Agreement, Owner shall assign all of its rights to the condemnation award payable in connection with such taking to Purchaser.

13.  Adjustments.

Pursuant to the terms of Section 6(2)(v) hereof, Purchaser shall assume all liability for unpaid real estate taxes and assessments at closing. Rents, utilities, and any other Property income and expense items shall be adjusted as of midnight of the day immediately preceding the Closing Date.

14.  Miscellaneous.

(a) This instrument constitutes the entire agreement between the parties and there are no agreements, understandings, warranties or representations between them except as set forth herein. This Agreement cannot be amended except in writing executed by the parties. This Agreement shall inure to the benefit of and bind the respective executors, administrators, heirs, successors and assigns of the parties hereto. Connecticut law shall govern the interpretation and enforcement of this Agreement.

(b) Purchaser may not assign this Agreement without the Owner's prior written consent; provided that Purchaser shall have the right to assign this Agreement to an entity established by and substantially owned and controlled by Purchaser. No assignment shall relieve Purchaser from its obligations or liabilities hereunder.

(c) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same.

                                   - Page 8 -

(d) The parties hereto agree that this Agreement shall not be recorded in the Hartford Land Records. In the event Purchaser records this Agreement for any reason, Purchaser shall be in default hereunder and shall be deemed hereby to have appointed Owner its attorney-in-fact to file a release of any such recorded instrument at Purchaser's expense.

(e) It is the intention of this Agreement to create an agreement to sell and purchase between Owner and Purchaser and no other relation whatsoever, and nothing herein contained shall be construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party.

(f) All pronouns and nouns and any variations refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties or the context may require.

(g) If any term or provision of this Agreement should to any extent or for any reason be held invalid, illegal or unenforceable, such invalidity or illegality will not affect any other provision of this Agreement. Instead, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h) Whether or not the transaction contemplated by this Agreement is consummated, unless otherwise provided, each party will pay its own expenses incident to the preparation and performance of this Agreement, including without limitation any attorneys' fees, inspection fees or other costs.

(i) A waiver of a breach of any provision hereof does not waive any preceding or succeeding breach. Extension of time for the performance of one obligation or act does not constitute an extension of time for the performance of any other obligation or act.

(j) All exhibits and schedules attached to this Agreement are incorporated by reference.

(k) The date on which this Agreement has been executed and ratified by both parties, being the last date subscribed below, shall be referred to as and shall constitute the "Effective Date" of this Agreement.


[The Remainder of this Page Intentionally Left Blank]


                                   - Page 9 -

     IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands as of the date first written above.

WITNESSES:                         THE COLTSVILLE HERITAGE PARK, Inc.


                                   /s/ John Mayo
                                   ----------------------------------
                                   By: John R. Mayo
                                   Title: President




                                   HOMES FOR AMERICA HOLDINGS, INC.


                                   /s/ Robert A. MacFarlane
                                   ----------------------------------
                                   By: Robert A. MacFarlane
                                   Title: President & CEO




STATE OF ___________                        )
                                            ) ss:        ------------, 2002
COUNTY OF __________                        )

Personally appeared before me, John R. Mayo, President of The Coltsville Heritage Park, Inc., signer of the foregoing instrument, who acknowledged the same to be his free act and deed and the free act and deed of said corporation.

 Notary Public
 My Commission Expires:




STATE OF ___________                        )
                                            ) ss:        ------------, 2002
COUNTY OF __________                        )

Personally appeared before me, John R. Mayo, President of The Coltsville Heritage Park, Inc., signer of the foregoing instrument, who acknowledged the same to be his free act and deed and the free act and deed of said corporation.

 Notary Public
 My Commission Expires:


                                  - Page 10 -

                                   EXHIBIT A

                        LEGAL DESCRIPTION OF THE PROPERTY


                                  - Page 11 -

                                    EXHIBIT B

                              LIST OF ENCUMBRANCES


1. Rights of any tenants in possession of the Property pursuant to any leases, oral or written, recorded or unrecorded.

2. Any state of facts which an accurate survey or physical inspection of the Property would disclose, including but not limited to the following encroachments relating to the Property:

o    A portion of concrete stairs and landing encroach into Vredendale Avenue.

o    Portions of two buildings  encroach  into  Sequassen  Street  approximately
     0.5'.

o    Portions of the cornices and beltways encroach into Sequassen Street.

o Overhead walkway encroaches into Sequassen Street without the known benefit of an easement.

3.   Real estate taxes on the lists of October 1, 1997 and thereafter.

4. Real Estate tax liens of record in favor of the City of Hartford for taxes on the lists of October 1, 1997 and thereafter.

5. Easement to The Hartford Electric Light Company dated July 12, 1967 and recorded in Volume 1198 at Page 487 of the Hartford Land Records.

6. Easement to the City of Hartford described in a Certificate of Taking dated April 4, 1977 and recorded in Volume 1563 at Page 253 of the Hartford Land Records. Affects 1-3 Vredendale Avenue, is a subterranean easement below elevation -50' Metropolitan District datum for the entire Property described as the Third Piece in Volume 1728 at Page 2.

7. Easement to the City of Hartford described in a Certificate of Taking dated April 4, 1977 and recorded in Volume 1563 at Page 256 of the Hartford Land Records. Affects 36 Huyshope Avenue, is a subterranean easement below elevation -50' Metropolitan District datum for the entire Property described as the Fourth Piece in Volume 1728 at Page 2.

8. Any and all other easements that may be entered into by Owner during the term of this Agreement with respect to utilities, ingress or egress, environmental monitoring or other matters necessary to the maintenance, development and operations of the Property as deemed reasonably necessary or advisable by Owner.

9. Lease by and between Water & Way Properties and Metro Bulletins Corp. dated October 21, 1988, a notice of which is recorded in Volume 2992 at Page 21 of the Hartford Land Records.

10. Lease by and between Water & Way Properties and Metro Bulletins Corp. dated July 9, 1992, a notice of which and recorded in Volume 3291 at Page 7 of the Hartford Land Records, which lease was assigned to City Vision, Inc. by assignment dated July 20, 1992 and recorded in Volume 3291 at Page 10 of the Hartford Land Records. Affects 17 Van Dyke Avenue.

11. Lease by and between Water & Way Properties and Automatic Laundry Services Company, Inc., a notice of which was recorded November 26, 1993 in Volume 3426 at Page 342 of the Hartford Land Records.

12. Open-End Mortgage Deed from Coltsville Heritage Park, Inc. in favor of the State of Connecticut acting by and through its Department of Economic and Community Development dated February 29, 2000 and recorded March 17, 2000 in Volume 4217 at Page 189 of the Hartford Land Records.

13. Certificate of Mechanic's Lien by Becker and Becker Associates, Inc. recorded on May 14, 2001 in Volume 4378 at Page 244 of the Hartford Land Records.

14. Lis Pendens Becker and Becker Associates, Inc. v. The Coltsville Heritage Park, Inc. filed May 14, 2002, return date June 4, 2002, filed with the Superior Court Judicial District of Hartford.


                                  - Page 13 -

                                    EXHIBIT C

                              LIST OF BUSINESS PLAN


                                  - Page 14 -

                                    EXHIBIT D

            REMEDIATION ACTION PLAN AND LIST OF ENVIRONMENTAL REPORTS


                                  - Page 15 -

                                    EXHIBIT E

                           CLAIMS AND POTENTIAL CLAIMS


The Downes Group:                   82,949.46

Becker & Becker:                    87,313.28

Jay Malcynski, Esq.:                42,000.00

CFG/Raytar:                      1,375,000.00



                                  - Page 16 -

                                    EXHIBIT F

                                 GENERAL RELEASE
                           (Coltsville Heritage Park)

FOR VALUABLE CONSIDERATION RECEIVED, ---------------- ("------"), does hereby release, acquit and forever discharge THE COLTSVILLE HERITAGE PARK, INC. and its agents, employees, attorneys, representatives, successors and assigns ("Coltsville Parties"), of and from any and all claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses or offsets against all amounts due and owing under or in connection with the ownership, development, management, financing and all other conduct and activities (collectively, the "Activities") associated with or relating to the property commonly known as Coltsville Heritage Park located on Huyshope Avenue in Hartford, Connecticut (the "Project") of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, tort or at law or in equity, which -------------- ever had, now have or hereafter might have against the Coltsville Parties or any of them for or by reason of any matter, cause or thing whatsoever arising as a result of, or by and pursuant to, the Activities or the Project, including, without limitation, any claim that relates to, in whole or in part, directly or indirectly, the Project financing or those certain financial obligations owed to ------------ by ------------ with respect to the Project.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the ------------ day of ------------, 2002.

Witness:


By: -----------------------------------
    -----------------------------------


STATE OF CONNECTICUT                    )
                                        )  ss. ------------
COUNTY OF ------------                 )

The  foregoing   instrument  was  acknowledged   before  me  this  ----  day  of
------------,   2002,  by   ------------,   as  ------------  of   ------------,
------------, on behalf of such ------------.


 Commissioner of the Superior Court
 Notary Public
 My commission expires:


                                  - Page 17 -